UNITED STATES
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Take Two Interactive Software, Inc.

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Attached are a press release and communication to employees distributed March 28, 2007 by Take Two-Interactive Software, Inc. (the “Company”) regarding the Company’s Annual Meeting of Stockholders being held on March 29, 2007.

FOR IMMEDIATE RELEASE

CONTACT

Jim Ankner
Take-Two Interactive Software, Inc.
(646) 536-3006
james.ankner@take2games.com

Take-Two Interactive Software, Inc. to Webcast Annual Meeting of Stockholders

New York, NY - March 28, 2007 - Take-Two Interactive Software, Inc. (NASDAQ: TTWO) announced today that the Company will provide a live listen-only simulcast of the Annual Meeting of Stockholders on Thursday, March 29, 2007 at 4:00 p.m. EDT. The simulcast will be available via the internet only by visiting http://ir.take2games.com.

Only stockholders of record as of February 26, 2007 who can show proof of ownership and valid identification will be allowed admittance to attend the Annual Meeting on March 29, 2007. Due to physical space constraints at the Hotel Gansevoort, anyone seeking admittance that cannot prove such ownership may not be admitted. Individuals who own shares through a broker or other nominee should bring to the meeting a legal proxy, brokerage statement, or written proof of ownership. Representatives of institutional stockholders should bring a legal proxy or other proof that they are representatives of a firm which held shares on February 26, 2007 and are authorized to vote on behalf of the institution.

If you are a stockholder and you choose to listen via the webcast you will not be deemed to be in attendance at the Annual Meeting in person and will receive only the audio portion of the Annual Meeting. In order to vote at the Annual Meeting, stockholders must either authorize a valid proxy or attend the Annual Meeting and vote in person.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company's stock option grants and the restatement of our consolidated financial statements as well as the risks and uncertainties stated in this release. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed stockholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will ensure the continued listing of the Company’s common stock on NASDAQ. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2006 in the section entitled "Risk Factors".

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EMAIL TO EMPLOYEES REGARDING ANNUAL MEETING

All Employees:

Tomorrow is Take-Two’s 2006 Annual Meeting. We understand and appreciate the interest of employees in the meeting so we’re providing a live simulcast for employees to listen to the meeting via the Take-Two corporate site: http://ir.take2games.com

Some employees have also inquired about attending the meeting in person. Unfortunately, space restraints require us to limit in-person attendance to Take-Two employees organizing and working at the meeting. If you are a Take-Two shareholder you are entitled to attend, but because the meeting is during business hours, please discuss with your supervisor before you leave the office for the meeting.

On behalf of Take-Two management and the Board of Directors, thank you for your patience over the last couple of weeks and we appreciate your support. Take-Two is a great Company because of you and we encourage you to be supportive of the outcome of tomorrow’s meeting.

Sincerely,
Paul Eibeler